EXHIBIT 99-1


                     CONSOLIDATED FINANCIAL STATEMENTS
                             Vytek Corporation
                     (formerly Vytek Wireless, Inc.)
                  Years Ended December 31, 2003 and 2002

            Report of Independent Registered Public Accounting Firm



Board of Directors
Vytek Corporation

We have audited the accompanying consolidated balance sheets of Vytek Corporation (formerly Vytek Wireless, Inc., the "Company") as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in stockholders' equity (deficit), and cash flows for each of the two years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Vytek Corporation (formerly Vytek Wireless, Inc.) at December 31, 2003 and 2002, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2003 in conformity with U.S. generally accepted accounting principles.

As discussed in Note 2 to the financial statements, in 2002 the Company changed its method of accounting for goodwill and other intangible assets.


                                             /s/ Ernst & Young LLP

Stamford, Connecticut
June 22, 2004

                              Vytek Corporation
                      (formerly Vytek Wireless, Inc.)
                         Consolidated Balance Sheets

                                                 December 31,
                                              2003           2002
               Assets                        ------         ------
Current assets:
  Cash and cash equivalents              $  2,457,669   $  4,889,101
  Accounts receivables, net of allowances
   of $429,000 and $406,000, respectively   6,696,251      3,770,249
  Inventories, net                          1,310,966      1,631,808
  Costs and estimated earnings in
   excess of billings                       1,755,403        233,416
  Deferred costs                                -          1,844,589
  Prepaids and other current assets           741,932        347,264
                                           ----------     ----------
     Total current assets                  12,962,221     12,716,427

Furniture, fixtures and equipment, net      1,580,019      1,125,745
Goodwill                                   22,736,850     15,818,960
Other intangible assets, net                2,773,700      2,994,247
Deposits and other assets                   2,130,368        446,325
                                           ----------     ----------
      Total assets                        $42,183,158    $33,101,704
                                           ==========     ==========
    Liabilities and stockholders' deficit
Current liabilities:
  Bank line of credit                     $ 3,000,000    $     -
  Current portion of long term debt and
   capital lease obligations                  222,539      1,902,647
  Accounts payable                          1,990,928      1,909,372
  Accrued payroll and employee benefits     1,629,116        186,816
  Accrued expenses                          1,342,070        803,848
  Billings in excess of costs and
   estimated earnings                          67,938        230,637
  Customer deposits and other liabilities     924,416        820,974
  Deferred revenue                          2,083,078      3,706,272
                                           ----------     ----------
      Total current liabilities            11,260,085      9,560,566

Long-term debt and capital lease
 obligations, less current portion            123,498         31,350
Other non-current liabilities                 257,531          -
Accrued preferred stock dividends                -        10,986,949

Redeemable convertible preferred stock     50,270,274     42,000,000

Commitments (Note 13)

Stockholders' deficit:
  Common stock - $0.01 par value,
   63,000,000 and 48,660,000 shares
   authorized; 13,584,748 and 8,842,855
   shares issued and outstanding at
   December 31, 2003 and 2002,
   respectively                               135,848         88,429
  Additional paid-in capital               28,673,429      8,097,229
  Notes receivable from stockholders          (28,645)          -
  Unearned stock compensation              (1,966,813)          -
  Accumulated deficit                     (46,542,049)   (37,662,819)
                                           ----------     ----------
      Total stockholders' deficit         (19,728,230)   (29,477,161)
                                           ----------     ----------
      Total liabilities and
       stockholders' deficit              $42,183,158    $33,101,704
                                           ==========     ==========

                                See accompanying notes.

                              Vytek Corporation
                      (formerly Vytek Wireless, Inc.)
                  Consolidated Statements of Operations


                                           Years Ended December 31,
                                              2003          2002
                                             ------        ------
Revenues
   Product revenues                       $17,564,901   $ 12,235,421
   Service revenues                        24,634,926      9,998,435
                                           ----------     ----------
      Total revenues                       42,199,827     22,233,856
                                           ----------     ----------
Cost of Revenues
   Cost of product revenues                13,595,137      9,063,056
   Cost of service revenues                13,718,513      3,389,918
                                           ----------     ----------
      Total cost of revenues               27,313,650     12,452,974
                                           ----------     ----------
Gross Profit                               14,886,177      9,780,882

Operating expenses
   Sales and marketing                      5,902,969      4,836,123
   Research and development                 3,389,401      3,710,251
   General and administrative              10,047,730      7,528,007
   Depreciation                             1,482,481        721,000
   Amortization of intangibles              3,322,435      3,650,069
   Impairment of goodwill and
    other intangible assets                      -        16,725,699
                                           ----------     ----------
      Total operating expense              24,145,016     37,171,149
                                           ----------     ----------

Operating loss                             (9,258,839)   (27,390,267)

Non-operating income (expense):
  Interest income (expense), net              (77,813)        29,128
  Gain on early extinguishment of debt        335,201           -
  Other income                                122,221           -
                                           ----------     ----------

Net loss                                   (8,879,230)   (27,361,139)

Preferred stock dividends and accretion     1,172,973     (4,983,388)
                                           ----------     ----------

Loss applicable to common shares         $ (7,706,257)  $(32,344,527)
                                           ==========     ==========


                           See accompanying notes.

                                  Vytek Corporation
                                (formerly Vytek Wireless, Inc.)
                Consolidated Statements of Stockholders' Equity (Deficit)
                            Years ended December 31, 2003 and 2002

                                                                   Notes
                                                                 Receivable
                                  Common Stock      Additional      from     Unearned     Accumu-
                                ------------------    Paid-In      Stock-     Stock        lated
                                Shares   Par Value    Capital     holders  Compensation   Deficit        Total
                                ------    -------     -------    --------   ---------    ---------      -------
Balance at December 31, 2001  9,117,770  $ 91,178  $12,760,486  $    -     $    -      $(10,301,680)  $  2,549,984

Issuance of Common Stock in
 connection with acquisition
 and other                       50,045       500      320,131                                             320,631

Purchase of shares from
 employee                      (324,960)   (3,249)                                                         (3,249)

Preferred stock dividends
 accrued                                            (4,983,388)                                        (4,983,388)

Net loss                                                                                (27,361,139)  (27,361,139)
                              ---------   -------   ----------    ------    -------      ----------     ----------
Balance at December 31, 2002  8,842,855    88,429    8,097,229       -          -       (37,662,819)  (29,477,161)


Preferred stock cash dividends                         (38,132)                                           (38,132)

Adjustment to liquidation
 preference of previously
 outstanding Series A
 preferred shares                                   19,905,766                                          19,905,766

Issuance of Series A
 preferred shares in
 satisfaction of accrued
 preferred dividend liability                        7,640,495                                           7,640,495

Issuance of Series A
 preferred shares in
 connection anti-dilution
 provisions                                         (1,316,531)                                        (1,316,531)

Issuance of Series B
 preferred shares                                   (3,253,283)                                        (3,253,283)

Issuance of Common Stock in
 connection with acquisition
 of Stellcom                  2,956,029    29,560      462,610                                             492,170

Accretion of liquidation
 preference on preferred
 shares                                             (1,350,560)                                        (1,350,560)

PIK dividends accrued on
 preferred shares                                   (3,762,349)                                        (3,762,349)

Common Stock issued to
 employees at less than
 fair value                   1,785,864    17,859    2,138,104   (28,645)  (1,825,882)                     301,436

Stock options granted to
 employees at exercise prices
 less than fair value                                  150,080               (140,931)                       9,149

Net loss                                                                                 (8,879,230)   (8,879,230)
                             ----------   -------    ----------    ------   ---------    ----------     ----------

Balance at Dec. 31, 2003     13,584,748  $135,848  $28,673,429  $(28,645) $(1,966,813) $(46,542,049)  (19,728,230)
                             ==========   =======   ==========    ======    =========    ==========     ==========

                                    See accompanying notes.


                              Vytek Corporation
                      (formerly Vytek Wireless, Inc.)
                  Consolidated Statements of Cash Flows

                                           Years Ended December 31,
                                              2003          2002
                                             ------        ------
Cash flows from operating activities
Net loss                                  $(8,879,230)  $(27,361,139)
Adjustments to reconcile net loss to
 net cash used in operating activities:
  Depreciation and amortization             4,804,916      4,371,069
  Non-cash stock compensation                 310,585         20,440
  Gain on early extinguishment of debt       (335,201)          -
   Impairment of goodwill and other
    intangibles assets                            -        16,725,699
  Changes in assets and liabilities,
   net of effects of acquisitions:
    Accounts receivable                    (1,728,224)    (1,013,602)
    Inventories, net                          320,843         (2,853)
    Costs and estimated earnings in
     excess of billings, net               (2,336,635)      (187,871)
    Deferred costs                          2,280,486     (1,670,671)
    Prepaids and other current assets         255,427        611,560
    Deposits and other assets                (417,870)          -
    Accounts payable, accrued payroll
     and employee benefits, and
     other accrued expenses                   124,291      1,010,565
    Customer deposits and other
     liabilities                             (301,701)       242,840
    Deferred revenue                       (1,650,216)     1,819,027
                                           ----------     ----------
Net cash used in operating activities      (7,552,529)    (5,434,936)
                                           ----------     ----------
Cash flows from investing activities:
  Purchases of furniture, fixtures
   and equipment                            (126,162)       (296,291)
  Deferred acquisition costs                     -           (62,333)
  Cash paid for acquisitions, net of
   cash acquired                            (866,178)        (20,388)
                                           ----------     ----------
Net cash used in investing activities       (992,340)       (379,012)
                                           ----------     ----------
Cash flows from financing activities
  Proceeds from bank line of credit         3,000,000           -
  Principal payments on debt and capital
   lease obligations                       (1,886,563)      (382,405)
  Issuance of Series B preferred stock      5,000,000           -
                                           ----------     ----------
Net cash provided by (used) in
 financing activities                       6,113,437       (382,405)
                                           ----------     ----------
Net decrease in cash and cash equivalents  (2,431,432)    (6,196,353)
                                           ----------     ----------
Cash and cash equivalents, beginning
 of period                                  4,889,101     11,085,454
                                           ----------     ----------
Cash and cash equivalents, end of period  $ 2,457,669    $ 4,889,101
                                           ==========     ==========

                           See accompanying notes.

                           Vytek Corporation
                    (formerly Vytek Wireless, Inc.)
               Notes to Consolidated Financial Statements
                           December 31, 2003

1. BUSINESS

     Vytek Corporation (formerly Vytek Wireless, Inc.) ("Vytek") has developed a wireless and mobile computing technology business by acquiring, consolidating, integrating and operating wireless and mobile data solutions companies. Vytek's methodology is to acquire the assets or stock of companies providing wireless and mobile consulting and professional services, application software and wirelessware"/ infrastructure products and value-added services to their customers located primarily in the United States and Europe.

     Vytek was organized under the laws of the State of Delaware on April 25, 2000. In April 2003 Vytek amended and restated its Certificate of Incorporation whereby the name of Vytek was changed to Vytek Corporation from Vytek Wireless, Inc.

     As further described in Note 16, on April 12, 2004, Vytek merged with California Amplifier, Inc., a publicly held company (Nasdaq: CAMP).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

     The consolidated financial statements include the accounts of Vytek and its wholly-owned subsidiaries, Vytek Consulting Group, Inc. ("VCG"), Vytek Products, Inc. ("Products"), Vytek Messaging Services, Inc. ("VMS"), Vytek Solutions, Inc. ("Solutions East"), MicroKnowledge, Inc. ("MicroKnowledge"), Vytek Public Safety Solutions, Inc. ("VPSS"), and Stellcom, Inc. ("Solutions West"). All significant intercompany transactions and balances have been eliminated in consolidation.

     Certain of Vytek's subsidiaries use a 52-53 week fiscal year ending on the Saturday closest to December 31, which for fiscal years 2003 and 2002 was December 27, 2003 and December 28, 2002, respectively.

Reclassifications

     Certain reclassifications were made to conform the prior year's data to the current year presentation.

Cash and cash equivalents

     The Company considers all highly liquid investments with an original maturity date of three months or less when purchased to be the equivalent of cash for the purpose of balance sheet and statement of cash flows presentation. Cash equivalents, which consist primarily of interest-bearing money market accounts, are carried at cost, which approximates fair value.

Concentration of credit risk

     Financial instruments that potentially subject Vytek to concentrations of credit risk are comprised principally of cash and cash equivalents and accounts receivable. As of December 31, 2003, Vytek's cash and cash equivalents have been deposited with high credit quality financial institutions, which management believes limits Vytek's risk.

     Vytek performs ongoing credit evaluations of its customers' financial condition and limits the amount of credit extended as deemed appropriate, but generally requires no collateral. Vytek reviews its trade accounts receivable balances for collectibility whenever events and circumstances indicate the carrying amount may not be collectible and provides currently for any unrealizable amounts. To date, such losses have been within management's expectations. During 2003, Vytek had sales to one customer which represented 23% of total revenue. At December 31, 2003 receivables from three customers individually exceeded 5% of accounts receivable and totaled approximately $2,939,000 or 44% of total accounts receivable at that date. During 2002, one customer accounted for approximately 14% of Vytek's total revenue. At December 31, 2002 receivables from six customers individually exceeded 5% of accounts receivable and totaled approximately $3,034,000 or 80% of total accounts receivable at that date.

Use of estimates

     The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Inventories

     Inventories are stated at the lower of cost or market using the first-in first-out method.

Revenue recognition

     Revenues consist of the sales of Company hardware products, software and software maintenance, and services. Product revenues are generally recognized by the Company upon shipment of goods, except that some product revenues associated with systems design and engineering contracts are recognized on the percentage of completion method principally utilizing labor costs to measure the extent of progress toward completion. The Company generally warrants its products for one year after the date of sale. The accrued warranty liability at December 31, 2003 and 2002 was $300,000 and $0, respectively. During 2003, no payments were charged against warranty accruals.

     The Company generally licenses its software products pursuant to multiple element arrangements that include maintenance. Where no significant obligations remain, software license revenue is recognized upon delivery of the software provided collection is considered probable, the fee is fixed or determinable, there is evidence of an arrangement and vendor specific objective evidence exists to allocate the total fee to the elements of the arrangement.

     Revenues from maintenance and software support services, which includes upgrades, are generally collected before the services are performed and are recognized ratably over the period of the services. The Company's software maintenance arrangements do not contain specific upgrade rights.

     Service revenues are recognized as the services are rendered, provided that no significant obligations remain and collection of the receivable is probable. Generally, contracts for services call for billings on a time and material basis; however, in instances when a fixed-fee contract is signed, revenue is recognized on a percentage of completion basis. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

Furniture, fixtures and equipment, net

     Furniture, fixtures and equipment, net are stated at cost less accumulated depreciation. Major additions and improvements are capitalized, while replacements, maintenance and repairs that do not improve or extend the life of the assets are charged to expense. Depreciation has been provided using the straight-line method over the estimated useful lives of the assets as follows:

                                                 Years
                                                 -----
       Computer software and equipment ........... 3
       Furniture, fixtures and office equipment .. 3 - 7
       Machinery and equipment ................... 5
       Leasehold improvements .................... Lesser of remaining lease term or useful life

Goodwill

     In July 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142") which superseded APB Opinion No. 17, "Intangible Assets." SFAS No. 142 eliminated the requirement to amortize goodwill and indefinite-lived intangible assets, addresses the amortization of intangible assets with a defined life and future periodic testing of goodwill and indefinite lived intangibles for impairment. Intangible assets that do not meet the criteria for recognition apart from goodwill, such as assembled work force, must be reclassified. SFAS No. 142 was effective for fiscal years beginning after December 15, 2001. The Company adopted SFAS No. 142 as of January 1, 2002 and discontinued the amortization of goodwill and assembled workforce (which was re-classified to goodwill upon adoption) in the annual amount of approximately $5,200,000.

Other intangible assets, net

     Other intangible assets, net are stated at cost less accumulated amortization and consist primarily of customer lists, acquired software and covenants not to compete, which arose from acquisitions and are being amortized on a straight-line basis over periods ranging from two to three years. The Company reviews its intangible and other long-lived assets for impairment in the period in which the Company becomes aware of events or occurrences that indicate an impairment may exist.

Disclosures About Fair Value of Financial Instruments

     The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate:

Cash and cash equivalents, accounts receivable and accounts payable -- The carrying amount is a reasonable estimate of fair value given the short maturity of these instruments.

Bank line of credit, long-term debt and capital lease obligations -- The carrying value approximates fair value since the interest rate on these liabilities approximates the interest rate which is currently available to Vytek for the issuance of debt with similar terms and maturities.

Preferred stock dividends accrued

     On November 8, 2002, the Board of Directors determined that it would not declare a cash dividend on any class of Vytek's outstanding securities for the next succeeding fifteen months. Pursuant to this determination, Vytek has classified preferred stock dividends accrued at December 31, 2002 as long term. As further discussed in Note 10, the accrued preferred stock dividends liability was satisfied in April 2003 through the issuance of additional shares of Series A preferred stock. Software development costs

     Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," requires the capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on the Company's product development process, technological feasibility is established upon the completion of a working model. Substantially all of the Company's software products were obtained through acquisitions. Costs incurred by the Company between the completion of the working model and the point at which the product is ready for general release have been insignificant. Accordingly, the Company has charged all such costs to research and development expense in the period incurred.

Research and development

     Research and development costs are expensed as incurred.

Advertising expense

     All advertising costs, which are included in sales and marketing expense, are expensed as incurred. Advertising expense was approximately $36,000 and $97,000 in 2003 and 2002, respectively.

Income taxes

     The Company accounts for income taxes using the liability method in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities.

Stock-based compensation

     The Company accounts for stock-based compensation under the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" which requires the recognition of compensation expense at the date of grant only if the current market price of the underlying stock exceeds the exercise price of an option or the purchase price of restricted stock.

     The Company has adopted the disclosure only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). Accordingly, compensation cost is not recognized in the consolidated statement of operations for options granted with exercise prices equal to fair value. As further described in Note 12, in October 2003 Vytek granted options at less than fair value, and recognized compensation expense of $9,000 in 2003 in the consolidated statement of operations in connection with such grants.

     Had the Company determined stock-based compensation relating to granted options based on their fair value on the grant date in accordance with SFAS No. 123, the Company's net loss would have been increased by $332,000 and $435,000 in 2003 and 2002, respectively. As additional options may be granted in future years and option grants vest over several years, the above pro forma results are not necessarily indicative of future pro forma results.

3. INVENTORIES, NET


     Inventories are comprised as follows:

                                                  December 31,
                                               -----------------
                                               2003         2002
                                               ----         ----

       Raw materials and supplies           $1,122,610   $1,251,372
       Work-in-progress                        732,067      329,882
       Finished goods                          240,084      319,973
       Reserve for obsolescence               (783,795)    (269,419)
                                             ---------    ---------
                                            $1,310,966   $1,631,808
                                             =========    =========

4. FURNITURE, FIXTURES AND EQUIPMENT, NET

     Furniture, fixtures and equipment are comprised as follows:

                                                  December 31,
                                               -----------------
                                               2003         2002
                                               ----         ----

       Machinery and equipment              $  186,894   $  185,093
       Computer software and equipment       3,187,086    1,564,382
       Leasehold improvements                  301,387      147,168
       Furniture fixtures and office
        equipment                              478,973      396,228
                                             ---------    ---------
                                             4,154,340    2,292,871
       Less: accumulated depreciation       (2,574,321)  (1,167,126)
                                             ---------    ---------
                                            $1,580,019   $1,125,745
                                             =========    =========

     Approximately $761,000 and $308,000 of office and computer equipment was leased under capital leases at December 31, 2003 and 2002, respectively, of which approximately $300,000 was acquired in the current year.
Accumulated amortization of office and computer equipment under capital leases was approximately $412,000 and $170,000 at December 31, 2003 and 2002, respectively. Amortization of assets recorded under capital leases is included within depreciation expense.

5. ACQUISITIONS

     In June 2002, Vytek Solutions, Inc., a wholly owned subsidiary of Vytek, acquired various assets of Extendea, Inc., in a transaction accounted for using the purchase method of accounting. The purchase price consisted of 50,000 shares of Vytek's common stock valued at $300,000. The allocation of the Extendea purchase price was $14,000 to fixed assets and $286,000 to goodwill. The operations of Extendea are included in the accounts of Vytek from the date of acquisition.

     Effective April 3, 2003, Vytek acquired all of the outstanding capital stock of Stellcom, Inc. ("Stellcom"), a wireless and mobile computing systems integrator, in a transaction accounted for using the purchase method of accounting. The purchase price was comprised of 2,956,029 shares of Vytek's Common Stock and 202,000 warrants to purchase common and Series A preferred stock, collectively valued at approximately $492,000, 7,476,000 shares of Vytek's Series A preferred stock valued at approximately $8,428,000, and 23,000 shares of Vytek's Junior preferred stock valued at approximately $13,000. In addition, the selling stockholders of Stellcom purchased approximately 1,401,000 shares of Vytek's Series B preferred stock for an amount that was $1,596,000 less than the fair value of the Series B preferred stock, and this $1,596,000 has been included in the Vytek's purchase basis for this acquisition. Vytek also incurred transaction costs of $835,000. The warrants to purchase Series A preferred stock have a 10 year life expiring April 2013, and entitle the holder to purchase Series A preferred stock for $.01 per share.

     Following is a computation of the goodwill arising from this acquisition (in thousands):

    Total acquisition cost                                  $11,494

    Fair value of net assets acquired:
      Accounts receivable                            $1,198
      Furniture, fixtures and equipment               1,508
      Customer lists                                  3,100
      Other assets                                    2,576
      Liabilities assumed                            (3,828)
                                                    -------
        Total fair value of net assets acquired               4,554
                                                            -------
    Goodwill                                                $ 6,940
                                                            =======

     The operations of Stellcom are included in the financial statements of Vytek from the date of acquisition.

     These acquisitions were undertaken in furtherance of Vytek's strategy to develop a wireless and mobile computing technology business.

     Vytek expects that the amortization of identifiable intangibles acquired from its acquisitions will be deductible for tax purposes.

     The fair value of the preferred and common consideration issued in the Stellcom acquisition is based on an appraisal conducted by an independent valuation firm. The fair value of the equity issued in earlier acquisitions is the estimated fair value at the date of issuance as determined by Vytek's management.

     The following unaudited pro forma information is presented as if the acquisition of Stellcom had occurred at the beginning of each of the periods presented (in thousands):

                         Year ended               Year ended
                      December 31, 2003        December 31, 2002
                     -------------------      -------------------
                        As         Pro           As         Pro
                     reported     forma       reported     forma
                     --------    --------     --------    --------
      Total revenues  $42,200    $44,904     $ 22,234    $ 42,339

      Net loss        $(8,879)   $(5,074)    $(27,361)   $(32,135)

     The "as reported" amounts for the year ended December 31, 2003 include the operating results of Stellcom for the 9-month period beginning on the April 3, 2003 acquisition date. Pro forma adjustments for the year ended December 31, 2003 consist of adding Stellcom's results for the three-month period from January 1, 2003 to April 3, 2003. The historical operations of Stellcom for the pre-acquisition period from January 1, 2003 to April 3, 2003 include a $6,437,000 credit arising from the reversal of a restructuring reserve established in a prior year.

     Pro forma adjustments for the year ended December 31, 2002 consist of adding Stellcom's results for the entire year of 2002.

     Pursuant to the provisions of SFAS 142, which Vytek adopted effective at the beginning of fiscal 2002, goodwill which arose from this transaction is not amortized. Instead, goodwill is evaluated on an annual basis for impairment, as further discussed in Note 7. The goodwill arising from this acquisition is deductible for income taxes.

     The pro forma effects of the June 2002 Extendea, Inc. acquisition were immaterial to results of operations for the year ended December 31, 2002.

6.  OTHER INTANGIBLE ASSETS, NET

     The acquisitions have been accounted for under the purchase method of accounting and, accordingly, the assets acquired and liabilities assumed have been recorded at their estimated fair values as of the respective acquisition dates.

     Intangible assets were as follows (in $000s):

                             December 31, 2003           December 31, 2002
                         ------------------------   -------------------------
               Amorti-    Gross     Accum.            Gross    Accum.
               zation    Carrying  Amorti-           Carrying  Amorti-
               Period     Amount    zation    Net     Amount   zation    Net
                -----     ------    ------   -----   ------    ------   -----
Customer lists  5 yrs.   $11,182  $ 8,432   $2,750   $8,082   $5,540   $2,542
Software        3 yrs.       872      848       24      872      557      315
Covenants not
 to compete     2 yrs.     1,000    1,000      -      1,000      863      137
                          ------    -----    -----    -----    -----    -----
                         $13,054  $10,280   $2,774   $9,954   $6,960   $2,994
                          ======   ======    =====    =====    =====    =====


     Amortization expense of intangible assets was $3,322,000 and $3,650,000 in 2003 and 2002, respectively. The weighted average amortization period of the intangible assets at December 31, 2003 was 4.9 years.

     Estimated amortization expense for the fiscal years ending December 31, is as follows:

                 2004   $759,000
                 2005   $620,000
                 2006   $620,000
                 2007   $620,000
                 2008   $155,000

     During 2002, impairment assessments were performed as a result of weakening economic conditions and decreased current and expected future demand for products in the markets in which the Company operates. Fair value of the intangible assets was determined using a discounted cash flow model based on growth rates and margins reflective of lower demand for the Company's products, as well as anticipated future demand. Discount rates used were based upon the Company's weighted average cost of capital adjusted for business risks. These amounts are based on management's best estimate of future results. As a result of these assessments, the Company determined that an impairment of intangible assets existed and accordingly, the Company recorded a charge to reduce customer lists in the amount of $498,000.

7. GOODWILL

     The Company adopted SFAS No. 142 effective January 1, 2002. Under SFAS No. 142, goodwill is no longer amortized but reviewed for impairment annually, or more frequently if certain indicators arise. Upon adoption, assembled workforce in the amount of $583,000 was reclassified to goodwill in accordance with the requirements of SFAS No. 142. The Company was required to complete the initial step of a transitional impairment test within six months of adoption of SFAS No. 142 and to complete the final step of the transitional impairment test by the end of the fiscal year. The initial step was completed in the first quarter of 2002, and this test indicated no impairment. In addition, the Company assesses the impairment of goodwill whenever events or changes in circumstances indicate that the carrying value of goodwill may not be recoverable. Management's judgment regarding the existence of impairment is based on factors such as significant changes in the manner or the use of acquired assets or the Company's overall business strategy; significant negative industry or economic trends; and significant declines in the estimate of the value of the Company's common stock. Due to declining market conditions, as well as a change in business strategy, it was determined that a $16.2 million impairment charge was warranted in the fourth quarter of 2002. The Company used a discounted cash flow analysis for purposes of estimating the fair value of its reporting units.

     The Company performed its 2003 impairment test as of December 31, 2003, and this test indicated no impairment.

8. INCOME TAXES

     The components of the net deferred tax assets at December 31, 2003 and 2002 are as follows:

                                        2003            2002
                                        ----            ----
Deferred current tax assets:
  Deferred revenue                   $     -        $  301,088
  Inventory reserves                    210,555           -
  Allowance for doubtful accounts        70,727        170,422
  Restructuring charges                  70,649           -
                                      ---------      ---------
                                        351,931        471,510
                                      ---------      ---------
Deferred non-current tax assets:
  Net operating losses                13,444,771     5,844,608
  Stock compensation expense              93,115          -
  Fixed assets                           228,153        17,563
  Intangible asset basis
   differences                         2,384,863     2,650,983
                                      ----------     ---------
                                      16,150,902     8,513,154
                                      ----------     ---------
Total deferred tax asset              16,502,833     8,984,664
Valuation allowance                  (16,502,833)   (8,984,664)
                                      ----------     ---------
Net deferred tax asset               $      -       $     -
                                      ==========     =========

     Based upon available evidence, management has recorded a full valuation allowance for deferred tax assets as of December 31, 2003 and 2002, as management does not believe that it is more likely than not that these assets will be realized.

     During 2003, the valuation allowance was increased by approximately $4,400,000 for a net operating loss carryforward acquired in the acquisition of Stellcom.

     A reconciliation of significant differences between the federal statutory income tax rate and the effective tax rate on pre-tax loss is as follows:
                                        2003            2002
                                        ----            ----
Federal statutory income tax rate      (34.0)%         (34.0)%
Meals and entertainment                  0.4             1.0
Intangible asset basis differences        -             21.0
Change to valuation allowance           33.6            12.0
                                        ----            ----
Effective rate                           -  %             -  %
                                        ====            ====

     As of December 31, 2003, Vytek has federal and state net operating loss carryforwards of approximately $31,308,000. The net operating loss carryforwards will expire in varying amounts from 2013 to 2023. Utilization of net operating loss carryforwards may be subject to substantial limitations due to ownership changes as provided by the Internal Revenue Code and similar state provisions. These limitations may result in the expiration of net operating loss carryforwards before full utilization.

9. DEBT AND CAPITAL LEASE OBLIGATIONS

     Bank line of credit:

     Vytek entered into a revolving line of credit with a commercial bank in October 2003 which provides for borrowings up to $3 million, subject to availability based on a percentage of eligible accounts receivable. Borrowings under the line bear interest at the bank's prime rate plus 1%, and are secured by all of Vytek's tangible personal property, including receivables, inventories and equipment. At December 31, 2003, outstanding borrowings under the line amounted to $3 million.

     The terms of the agreement require Vytek to remain in compliance with certain financial covenants, including, among others: (a) liquidity covenant, whereby the ratio of unrestricted cash held with the bank (which shall not be less than $1.0 million until two consecutive quarters of net profitability are achieved) plus eligible borrowing capacity on the line of credit to outstanding borrowings under the line of credit shall not be less than 2-to-1; and (b) EBITDA covenant, whereby Vytek's Earnings Before Interest, Taxes, Depreciation and Amortization amount for each fiscal quarter beginning with the quarter ended December 31, 2003 shall be no less than negative $0.5 million. The Company was in compliance with the covenants at December 31, 2003 but became in noncompliance during fiscal 2004 as a result of not delivering fiscal 2003 audited financial statements to the bank within the time period specified in the loan agreement. However, the loan was repaid in full in April 2004 after Vytek's merger with California Amplifier (see Note 16), and the line was terminated in May 2004.

     Long-term debt:

     On July 31, 2001, in connection with the acquisition of Planet Technology Solutions, Inc., or Planet, Vytek issued a Subordinated Note due July 31, 2003, in the original amount of $1,792,295 (the "Note"). The noteholder requested and received payment of $1,430,000 in June 2003 in full satisfaction of the Note resulting in a gain on early extinguishment of debt of $335,000.

     Long-term debt consisted of the following at December 31, 2003 and
2002:
                                                      December 31,
                                                  ------------------
                                                  2003          2002
                                                  ----          ----

Subordinated note payable to former
 owners of Planet, due July 31, 2003          $     -        $1,765,629

Capital lease obligations                        346,037        116,322

Other notes payable                                 -            52,046
                                               ---------      ---------
                                                 346,037      1,933,997

Less: Amounts classified as current             (222,539)    (1,902,647)
                                               ---------      ---------
                                              $  123,498     $   31,350
                                               =========      =========

     Interest paid amounted to $157,000 and $34,000 during the years ended December 31, 2003 and 2002, respectively.

Future minimum payments under capital lease obligations are as follows:

                2004              $240,949
                2005               100,150
                2006                33,578
                2007                10,118
                                   -------
                                   384,795
Less imputed interest amounts
 Included in minimum payments      (38,758)
                                   -------
                                  $346,037
                                   =======

10. REDEEMABLE CONVERTIBLE PREFERRED STOCK

     In April 2003, in connection with the acquisition of Stellcom, Vytek amended and restated its Certificate of Incorporation. As a result of this amendment the total number of authorized shares of preferred stock was increased to 67,700,000, of which 23,200,000 were designated "Series A Redeemable Convertible Preferred Stock" (the "Series A Preferred"), 12,000,000 were designated "Series A-DIV Convertible Preferred Stock" (the "Series A-DIV Preferred"), 6,500,000 were designated "Series B Redeemable Convertible Preferred Stock" (the "Series B Preferred"), 2,800,000 were designated "Series B-DIV Convertible Preferred Stock" (the Series B-DIV Preferred") and 23,200,000 were designated Junior Preferred ("Junior Preferred"). The Series A Preferred and Series A-DIV Preferred are collectively referred to as the "A Preferred". The Series B Preferred and Series B-DIV Preferred are collectively referred to as the "B Preferred." The A Preferred and the B Preferred are collectively referred to as the "Redeemable Convertible Preferred Stock." The par value of all preferred stock is $.01 per share.

Redeemable Convertible Preferred Stock consists of the following at December 31, 2003 and 2002:

                                                      December 31,
                                                  ------------------
                                                  2003          2002
                                                  ----          ----
Series A Redeemable Convertible Preferred
 Stock - $0.01 par value, shares authorized
 of 35,200,000 and 11,340,000, issued and
 outstanding of 22,950,784 and 11,340,000,
 liquidation preference of $44,716,050 and
 $42,000,000, presented at face value less
 unaccreted discount of $8,072,850 and $0
 plus accrued dividends of $3,456,229 and
 $0 at December 31, 2003 and 2002,
 respectively                                $ 40,099,429   $ 42,000,000

Series B Redeemable Convertible Preferred
 Stock - $0.01 par value, shares authorized
 of 9,300,000, issued and outstanding of
 4,256,406, liquidation preference of
 $5,000,000, presented at fair value at date
 of issuance of $9,848,898 plus accrued
 dividends of $306,120 at December 31, 2003    10,155,018           -

Series Junior Preferred Redeemable Preferred
 Stock - $0.01 par value, shares authorized
 of 23,200,000, issued and outstanding of
 22,790, liquidation preference of $44,403,
 presented at face value less unaccreted
 discount of $28,576 at December 31, 2003          15,827           -
                                              -----------    -----------
                                             $ 50,270,274   $ 42,000,000
                                              ===========    ===========

     In connection with the acquisition of Stellcom on April 3, 2003, the Company consummated several transactions in its Series A Preferred Stock and Junior Preferred Stock, and issued a new Series B preferred stock as follows (in thousands):
                                                                      Total
                       Number    Series A    Series B     Junior    Preferred
                     of Shares   Preferred   Preferred   Preferred   Stock
                     ---------   ---------   ---------   ---------  --------
Balance at
 December 31, 2002     11,340     $42,000      $   -      $    -     $42,000

Reduction of
 liquidation
 preference                       (19,906)                           (19,906)

Issuance of
 shares in
 satisfaction
 of accrued
 dividend
 liability             2,977        3,385                              3,385

Issuance of
 shares as
 consideration
 for Stellcom
 acquisition           7,499        8,500                    13        8,513

Issuance as a
 result of
 anti-dilution
 provisions            1,158        1,317                              1,317

Issuance of
 Series B
 preferred shares      4,256                    9,849                  9,849

Accretion of
 liquidation
 preference                         1,347                     3        1,350

PIK dividends
 accrued                            3,456         306                  3,762
                      ------       ------      ------    ------       ------
Balance at
 December 31, 2003    27,230      $40,099     $10,155    $   16      $50,270
                      ======       ======      ======    ======       ======

     In connection with the acquisition of Stellcom, Vytek restated its Certificate of Incorporation and the liquidation preference on previously outstanding shares of Series A Preferred stock was reduced from $3.70 per share to $1.9483 per share resulting in a $19,906,000 reduction to the associated carrying value and a corresponding increase to additional paid-in capital.

     On April 3, 2003, the Series A preferred stock accrued dividends liability amounting to $11,025,081 was satisfied by the issuance of 2,976,772 shares of Series A preferred stock valued at approximately $3,385,000, which resulted in a contribution to capital of approximately $7,640,000.

     Also in April 2003, Vytek issued 7,476,113 shares of Series A preferred stock and 22,790 shares of Junior preferred stock collectively valued at approximately $8,500,000 in connection with the acquisition of Stellcom, with such issuance triggering the issuance of an additional 1,157,899 shares of Series A Redeemable Convertible Preferred stock in accordance with anti-dilution provisions of the Redeemable Convertible Preferred stock, which was accounted for as a charge to additional paid-in capital in the amount of approximately $1,317,000. All shares of Series A Preferred issued were recorded at the estimated fair value at the date of issuance. As such shares are redeemable at the option of the stockholder and therefore outside of the control of Vytek after the fifth anniversary date of issuance at the higher of the then fair value or $1.9483 per share plus accrued but unpaid dividends, the carrying value of such shares is being accreted to $1.9483 per share plus dividends not currently declared or paid as a charge to additional paid-in capital.

     Also in 2003, Vytek issued 4,256,406 shares of Series B Redeemable Convertible Preferred stock for $5,000,000. The Series B preferred shares have been recorded at their estimated fair value of approximately $9,849,000. Of the total $4,849,000 excess of fair value over cash received on the sale of Series B preferred shares, $1,596,000 was included in the purchase basis for the Stellcom acquisition relating to that percentage of the Series B shares that were sold to then existing Stellcom stockholders, and the remaining $3,253,000 was recorded as a reduction of Additional Paid In Capital related to that percentage of the Series B shares sold the then existing Vytek stockholders. In connection with the issuance of Series B preferred shares, Vytek loaned two of its officers and stockholders approximately $70,000 in aggregate to purchase Series B Preferred. These notes were paid by the officers/stockholders in the fourth quarter of 2003.

     Dividends

     The holders of the B Preferred are entitled to receive pro rata, out of assets legally available therefor, dividends at the rate of $0.0940 per share per annum, compounded quarterly. Such dividends are payable in shares of Series B-DIV Preferred and each share of Series B-DIV Preferred shall have a value, for such purposes, of $1.1747. Such dividends shall accumulate commencing as of the original issuance date of the B Preferred and be payable only when, as and if declared by the Board of Directors and shall be cumulative.

     The holders of the A Preferred are entitled to receive pari passu out of assets legally available therefor, dividends at the rate of $0.19483 per share per annum compounded quarterly. Such dividends shall be payable in shares of Series A-DIV Preferred and each share of Series A-DIV Preferred shall have a value of $1.9483. Such dividends shall accumulate commencing as of the original issuance date of the B Preferred and be payable only when, as and if declared by the Board of Directors and shall be cumulative.

     After payment of the dividends to the holders of the B Preferred and the holders of A Preferred, the Series A Preferred and the Series B Preferred shall be entitled to participate pro rata in the dividends paid on the Common Stock (with each share of Series A Preferred and Series B Preferred being deemed, for such purpose, to be equal to the number of shares of Common Stock including fractions of a share) into which such share of Series A Preferred and Series B Preferred is convertible immediately prior to the close of business on the business day fixed for such dividend. Such dividends shall be payable only when, as and if declared by the Board of Directors.

     The holders of the Junior Preferred shall not be entitled to receive any dividends.

     Conversion

     Each share of Redeemable Convertible Preferred Stock may be converted to Common Stock at the option of the Holders at a one-to-one conversion rate. The conversion rate shall be adjusted whenever Vytek shall issue or sell, or is deemed to have issued or sold, any shares of Common Stock for a consideration per share less than the conversion price in effect immediately prior to the time of such issue or sale.

      Each share of Redeemable Convertible Preferred Stock is automatically converted into shares of Common Stock, at the defined conversion rate, in a public offering, pursuant to an effective registration statement under the Securities Act of 1933, resulting in at least $30,000,000 of gross proceeds to Vytek, or upon the affirmative consent or approval of the Holders representing a majority in interest of the shares of Redeemable Convertible Preferred Stock.

     Voting rights

      Holders of Convertible Preferred Stock have the right to one vote for each common share into which such shares could then be converted, as described above.

     Liquidation

     In the event of liquidation, dissolution or winding up of Vytek, the holders of the B Preferred shall be entitled to receive for each share of B Preferred, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the A Preferred, the Junior Preferred and the Common Stock at the option of each such holder either (i) the amount of $1.1747 per share for each share of B Preferred (as adjusted for any stock splits, stock dividends, combinations, recapitalizations, reclassifications or other similar events with respect to the B Preferred) plus any dividends accrued but unpaid on such share (the "Participating Series B Liquidation Preference") or (ii) the amount of $2.3494 per share for each share of B Preferred (as adjusted for any stock splits, stock dividends, combinations, recapitalizations, reclassifications or other similar events with respect to the B Preferred) plus any dividends accrued but unpaid on such share (the "Non-Participating Series B Liquidation Preference" together with the Participating Series B Liquidation Preference, the "Series B Liquidation Preference"). Any such distributions of dividends shall be paid in shares of Series B-DIV Preferred.

     After payment of the Series B Liquidation Preference, the holders of the Series A Preferred and Series A-DIV Preferred shall be entitled to receive for each share of Series A Preferred and Series A-DIV Preferred, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Junior Preferred and Common Stock the amount of $1.9483 per share for each share of A Preferred (as adjusted for any stock splits, stock dividends, combinations, recapitalizations, reclassifications or other similar events with respect to the A Preferred) plus any dividends accrued but unpaid on such share (the "Series A Liquidation Preference"). Any such distributions of dividends shall be paid in shares of Series A-DIV Preferred.

     After payment of the Series B Liquidation Preference, the Series A Liquidation Preference and the liquidation preference of any other series of preferred stock of Vytek, the holders of Junior Preferred shall be entitled to receive for each share of Junior Preferred, prior and in preference to any distribution of any of the assets or surplus funds of Vytek to the holders of Common Stock, the amount of $1.9483 per share for each share of Junior Preferred (as adjusted for any stock splits, stock dividends, combinations, recapitalizations, reclassifications or other similar events with respect to the Junior Preferred) (the "Junior Liquidation Preference").

     After payment has been made to the holders of the Redeemable Convertible Preferred Stock and Junior Preferred of the full amounts to which they are entitled then the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed on a pro rata, as converted, basis to the holders of the Series A Preferred the Series B Preferred that exercised the option to receive the Participating Series B Liquidation Preference and the holders of the outstanding Common Stock.

     In the event that the assets of Vytek are insufficient to permit payment of the above mentioned amounts, then the entire assets and funds of Vytek legally available for distribution shall be distributed ratably among the holders of the Redeemable Convertible Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

     Redemption

     At any time on or after the fifth anniversary of the date of initial issuance of Series B Preferred, (the "Initial Redemption Date"), upon the written request of the holders of shares representing a majority in interest of the shares of Convertible Preferred Stock, Vytek shall redeem the Convertible Preferred Stock as follows: first, the B Preferred and then the A Preferred, in three (3) equal annual installments beginning on the Initial Redemption Date and then on the first and second anniversary of the Initial Redemption Date by paying an aggregate amount in cash therefor for each share of B Preferred the greater of $1.1747 per share and the then current fair market value of each such share and for each share of A Preferred the greater of $1.9483 per share and the then current fair market value of each such share (in each case, as adjusted for any stock splits, stock dividends, combinations, recapitalizations, reclassifications or other similar events with respect to the Redeemable Convertible Preferred Stock), plus, in each case, all accrued but unpaid dividends on such shares (the "Redemption Price").

11. COMMON STOCK

     Between inception and July 31, 2000, Vytek sold 600 shares of Common Stock ($.01 par value) to its founders at $100.00 per share. In August 2000, Vytek amended its Certificate of Incorporation increasing its authorized shares of Common Stock to 48,660,000. At that time, Vytek split the original shares 10,000 to 1. All other share amounts have been restated to reflect such split.

     In April 2003, Vytek amended and restated its Certificate of Incorporation increasing its authorized shares of Common Stock to 63,000,000 ($0.01 par value).

     In connection with the acquisition of Stellcom in April 2003, Vytek established the Vytek Corporation Restricted Stock Plan of 2003, (the "Plan"). The aggregate number of shares of stock that may be issued pursuant to all awards under the Plan is 3,700,000, (i) 3,100,000 of which shall be issuable to employees of Stellcom who shall be employed by Vytek following completion of the acquisition of Stellcom (the "Continuing Employees") and (ii) 600,000 of which shall be issuable to Vytek's Chief Executive Officer. In connection with the issuance of any restricted shares to a participant, each such participant shall pay to Vytek the purchase price for such restricted shares specified in the restricted stock award agreement as the cash consideration therefor. The restricted stock to be issued shall vest on terms determined by Vytek, but in no event shall the restricted stock vest (a) more rapidly than sixty percent (60%) vested on the date of issuance and the balance vesting in equal monthly installments over the following 18 months and (b) more slowly than at least twenty percent (20%) vested per year from the date of grant. Any shares of restricted stock which do not vest prior to the termination of employment of a Continuing Employee shall be repurchased by Vytek at the lesser of (i) the purchase price paid for such shares or (ii) the fair market value at the time of repurchase.

     In 2003 Vytek issued 2,899,000 shares of common stock to Continuing Employees (of which 1,713,000 shares are included in the purchase basis for the Stellcom acquisition) and 600,000 shares to the Chief Executive Officer of Vytek for $0.01 per share. The shares generally vest forty percent (40%) to sixty percent (60%) upon grant, an additional twenty percent (20%) on March 31, 2004, with the remainder vesting ratably over the period from March 31, 2004 to March 31, 2007. The estimated fair value of this stock at the time of issuance was $0.1557 per share based upon an independent valuation. The excess of fair value over the issuance price of $.01 per share has been recorded as part of the purchase basis of the Stellcom acquisition for the shares that were fully vested at the date of issuance ($267,000) and stock-related compensation for the shares that were issued subject to vesting restrictions to Continuing Employees and the Chief Executive Officer of Vytek ($260,000). Of this latter amount, $40,000 was amortized to expense during 2003, and the remainder is included in Unearned Stock Compensation in the stockholders' deficit section of the consolidated balance sheet at December 31, 2003. A portion of the shares of restricted common stock were issued in exchange for non-recourse notes received from employees. The Company has applied variable accounting to these shares and has computed variable stock compensation of approximately $1,900,000 at December 31, 2003 based on the estimated fair value of $1.18 per share at that date. Of this amount, approximately $300,000 was amortized to expense during 2003, and the remainder is included in Unearned Stock Compensation at December 31, 2003.

12.  STOCK OPTIONS

     In July 2000, Vytek's Board of Directors approved the Vytek Wireless, Inc. 2000 Stock Option Plan (the "Plan") pursuant to which 2,660,000 shares of Common Stock have been reserved for the grant of options to employees and consultants at terms and prices to be determined by the committee designated by the Board of Directors to administer the plan. The plan specifies that the exercise price of incentive stock options cannot be less than 100% of the fair market value of the stock on the date of grant. The maximum term for options granted is 10 years. Options granted under the plan generally vest over a four-year period.

     On October 3, 2003, Vytek granted 1,206,000 options to employees at an exercise price of $0.01 per share (of which 134,000 were subsequently forfeited), vesting ratably over four years. Based on an valuation of the underlying Common Stock performed by an independent valuation firm, the options were determined to have an intrinsic value of $0.14 each on the grant date. In accordance with APB No. 25, the aggregate intrinsic value of these options is being recorded as compensation expense on a ratable basis over the four-year vesting period and is included in the consolidated statement of operations. Vytek recorded compensation expense of approximately $9,000 during 2003 in connection with these options. No other options were granted during 2003. Because all stock options granted during 2003 have a diminimus exercise price of $0.01, the intrinsic value of $0.14 per option that is being expensed over the vesting period is deemed to exceed the fair value that would be calculated pursuant to SFAS No. 123. For this reason, the SFAS No. 123 pro forma compensation expense for 2003 reported under the "Stock-based compensation" heading of Note 2 herein excludes the options granted during 2003.

     For purposes of computing the SFAS No. 123 pro forma compensation expense on stock options for fiscal 2002, the estimated fair value of each option on the date of grant for options granted during 2002 and prior years was determined using the minimum value method with the following assumptions:

      Expected life (in years)                 5
      Risk free interest rate                4.25%
      Dividend yield                           0%

     It has been assumed that the estimated weighted average fair value of the options granted in 2002 of $1.36 per option is amortized on a straight-line basis to compensation expense over the vesting period of the grant.

     The following table sets forth the Plan activity for the years ended December 31, 2003 and 2002:

                                 2003                     2002
                           --------------------      -----------------
                                      Weighted                  Weighted
                           Number      Average       Number      Average
                              of       Exercise       of        Exercise
                           Shares       Price        Shares       Price
                           ------      -------       ------       ------
Options outstanding,
 beginning of year      1,817,208       $5.76      1,593,441   $5.00- $6.00
Options granted         1,206,000       $0.01        506,500          $6.00
Options assumed in
 connection with
 acquisitions                                        238,768   $3.41-$25.55
Options exercised            -            -              -          -
Options forfeited        (549,747)      $5.92       (521,501)  $5.00- $5.70
                        ---------       -----       ---------   -----------
Options outstanding,
 end of year            2,473,461       $2.92       1,817,208      $5.76
                        =========       =====       =========      =====

     The following table summarizes information about stock options outstanding as of December 31, 2003:

             Options Outstanding                        Options Exercisable
-----------------------------------------------------    ------------------
                             Weighted
                             Average        Weighted                Weighted
                             Remaining       Average                Average
Exercise       Number of    Contractual      Exercise   Number of   Exercise
 Prices         Options        Life           Price      options     Price
--------        ------         -----          ------       -----     -----
$0.01         1,189,000         9.76         $ 0.01          -       $  -
 3.41           124,489         5.85           3.41       124,489      3.41
 3.75            19,254         6.01           3.75        19,254      3.75
 4.00             6,250         6.75           4.00         6,250      4.00
 4.26            19,781         5.80           4.26        18,893      4.26
 5.00            96,445         6.96           5.00        72,514      5.00
 5.32             1,408         5.17           5.32         1,408      5.32
 5.70           119,375         7.21           5.70        84,215      5.70
 6.00           886,017         7.77           6.00       495,180      6.00
 8.52            10,271         6.20           8.52         8,495      8.52
17.04               175         6.18          17.04           130     17.04
25.55               996         6.64          25.55           745     25.55
              ---------         ----          -----       -------     -----
              2,473,461         8.53         $ 2.92       831,573    $ 5.43
              =========         ====          =====       =======     =====

13.  COMMITMENTS

     Vytek leases its manufacturing and office space under non-cancelable operating leases, which expire at various dates through July 2010. Some of the leases require Vytek to pay maintenance, utilities and insurance costs and contain renewal options (for periods ranging from two to five years) and escalation clauses. Total rent expense for all operating leases was approximately $2,080,000 and $961,000 for the years ending December 31, 2003 and 2002, respectively, (of which $236,000 and $226,000 in 2003 and
2002, respectively, was paid to the former Products stockholders in each period).

     Future minimum lease commitments for non-cancelable operating leases are as follows at December 31, 2003 (of which approximately $243,000 in 2004 and $144,000 in 2005 is payable to the former Products stockholders):

                2004                $2,268,800
                2005                 1,620,154
                2006                 1,066,837
                2007                 1,115,445
                2008                 1,189,451
                Thereafter           2,080,718
                                     ---------
                 Total minimum
                  lease payments    $9,341,405
                                     =========

     Minimum rentals to be received in the future under non-cancelable subleases extending through March 2005 are as follows:

                2004                 $ 235,268
                2005                    48,427
                                      --------
                Total                $ 283,695
                                      ========

     At December 31, 2003, Vytek had restricted cash in the aggregate amount of $1,805,000 securing two irrevocable letters of credit for a facility lease security deposit and a performance bond for a long-term design and engineering contract. This restricted cash amount is included in Deposits and Other Noncurrent Assets in the consolidated balance sheet at that date.

14. BENEFIT PLAN

     Vytek sponsors a defined contribution 401(k) savings plan. Employees are eligible to participate beginning on quarterly specified entry dates following the attainment of age 18. The 401(k) Plan allows employees to contribute up to 25% of earnings and permits Vytek to make discretionary matching contributions. Participants are immediately vested in their contributions and generally become vested in matching contributions ratably over a five-year period. Vytek's matching contributions were $44,702 and $135,776 for 2003 and 2002, respectively.

15. ARCH CONTRACT

     Between April 2001 and April 2002, Vytek received cash payments of approximately $2,387,000 from Arch Wireless, Inc. ("Arch") for certain products manufactured by Vytek. At the request of Arch, Vytek was holding the product in its warehouses at December 31, 2002. As a result, approximately $2.4 million of revenue, $1.7 million of costs and $.7 million of gross profit had been deferred at December 31, 2002. All such deferred amounts were recognized by Vytek during 2003 upon the shipment of products to the customer.

16. MERGER WITH CALIFORNIA AMPLIFIER, INC.

     On December 23, 2003, Vytek entered into an Agreement and Plan of Merger (the "Merger Agreement") with California Amplifier, Inc. ("CalAmp"), a publicly held company that designs, manufactures and markets microwave equipment used in the reception of television programming transmitted from satellites and wireless terrestrial transmission sites and two-way transceivers used for wireless high-speed Internet (broadband) service.
The merger was approved by the stockholders of both companies on April 8, 2004, and the merger was consummated on April 12, 2004.

      In connection with this merger, CalAmp: (i) issued approximately 7,268,800 shares of its common stock to Vytek's selling stockholders; (ii) issued and deposited 854,700 shares of its common stock into an escrow fund; (iii) paid approximately $5,000 in lieu of fractional shares; and
(iv) converted all Vytek employee stock options outstanding at the time of the merger into a total of 148,821 fully vested CalAmp stock options that had an aggregate fair value under the Black-Scholes formula of approximately $1,850,000.

     CalAmp entered into an escrow agreement with a designated representative of the selling stockholders of Vytek and an independent escrow agent. Under the terms of the escrow agreement, the 854,700 shares of the CalAmp's common stock deposited into the escrow fund serve as security for potential indemnity claims by CalAmp under the acquisition agreement. In addition, in the event Vytek's balance sheet as of the acquisition date reflects working capital (as defined in the acquisition agreement) of less than $4 million, then CalAmp can recover such deficiency from the escrow fund (the "Working Capital Adjustment").
Vytek's stockholder representative may direct the sale of some or all of the escrow shares for a price of at least $11.00 per share, and deposit the proceeds received from such sale into the escrow fund. Subject to any claims by CalAmp for indemnification or for the Working Capital Adjustment, except for an amount equal in value to $2 million, all shares of CalAmp common stock and any cash in the escrow fund will be released to the selling stockholders of Vytek, in accordance with their pro rata interests, 15 months after the April 12, 2004 closing date. All remaining shares of CalAmp common stock and any remaining cash in the escrow fund will be released to the Vytek selling stockholders two years after the closing date, subject to any then pending and unresolved claims for indemnification or the Working Capital Adjustment.

     The common shares issued to Vytek's selling stockholders and issued/deposited to the escrow fund were valued at $11.26 per share, which was the average closing price of CalAmp's common stock on the Nasdaq National Market for the period beginning two trading days before and ending two trading days after December 23, 2003, the day the acquisition terms were agreed to and announced. The aggregate purchase price, including the shares deposited into the escrow fund, is approximately $96 million.